                                                                    EXHIBIT 12.1


                               EL PASO CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                                                                         FOR THE NINE MONTHS
                                                   FOR THE YEAR ENDED DECEMBER 31,                       ENDED SEPTEMBER 30,
                                                   -------------------------------                      ---------------------

                                     1998         1999         2000         2001           2002           2002         2003
                                   --------     --------     --------     --------       ---------      --------     --------

Earnings
    Pre-tax income (loss) from
      continuing operations        $    66      $   290      $ 1,627      $   394        $ (1,555)      $   370      $  (982)
    Minority interests in
      consolidated subsidiaries         60           93          204          219             217           175           48
    (Income) loss from equity
      investees                       (212)        (265)        (398)        (408)            259            37           (7)
                                   --------     --------     --------     --------       ---------      --------     --------

    Pre-tax income (loss) from
      continuing operations
      before minority interests
      in consolidated
      subsidiaries and (income)
      loss from equity investees       (86)         118        1,433          205          (1,079)          582         (941)

    Fixed charges                      710          863        1,346        1,449           1,688         1,171        1,435
    Distributed income of equity
      investees                         96          194          321          298             256           177          241
    Capitalized interest               (26)         (51)         (75)         (63)            (32)          (25)         (19)
    Preferred returns on
      consolidated subsidiaries        (75)        (102)        (222)        (236)           (231)         (185)         (58)
                                   --------     --------     --------     --------       ---------      --------     --------

         Total earnings available
           for fixed charges       $   619      $ 1,022      $ 2,803      $ 1,653        $    602       $ 1,720      $   658
                                   ========     ========     ========     ========       =========      ========     ========

Fixed charges
    Interest and debt costs        $   603      $   723      $ 1,068      $ 1,182        $  1,408       $   965      $ 1,358
    Interest component of rent          32           38           56           31              49            21           19
    Preferred returns on
      consolidated subsidiaries         75          102          222          236             231           185           58
                                   --------     --------     --------     --------       ---------      --------     --------

         Total fixed charges       $   710      $   863      $ 1,346      $ 1,449        $  1,688       $ 1,171      $ 1,435
                                   ========     ========     ========     ========       =========      ========     ========

Ratio of earnings to fixed
  charges (1)                          -           1.18         2.08         1.14             -            1.47          -
                                   ========     ========     ========     ========       =========      ========     ========


(1) Earnings were inadequate to cover fixed charges by $1,086 million and $91 million for the years ended December 31, 2002 and 1998, and $777 million for the nine months ended September 30, 2003.


     For purposes of computing these ratios, earnings means pre-tax income
     (loss) from continuing operations before:
       - minority interests in consolidated subsidiaries;
       - income or loss from equity investees, adjusted to reflect actual distributions from equity investments; and
       - fixed charges
     less:
       - capitalized interests; and
       - preferred returns on consolidated subsidiaries.

     Fixed charges means the sum of the following:
       - interest costs, not including interest on rate refunds;
       - amortization of debt costs;
       - that portion of rental expense which we believe represents an interest factor; and
       - preferred returns on consolidated subsidiaries.